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                                                                     EXHIBIT 4.1

                          REGISTRATION RIGHTS AGREEMENT


     This Registration Rights Agreement, dated as of May 26, 2000 (this "Agreement"), is by and between LSI Logic Corporation, a Delaware corporation ("Parent"), and Robert B. Anderson (the "Holder's Agent"), as agent for the shareholders listed on Schedule A hereto (the "Shareholders").

     WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of May 12, 2000 by and among Parent, Inca Acquisition Corporation, a Massachusetts corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and IntraServer Technology, Inc., a Massachusetts corporation (the "Company"), the Holder's Agent and certain other parties thereto (the "Merger Agreement"), the parties thereto have agreed, subject to the terms and conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger") and thereby to convert all shares of capital stock of the Company then outstanding into Parent Common Stock (as such term is defined in the Merger Agreement) upon the terms and subject to the conditions described in the Merger Agreement;

     WHEREAS, the Shareholders desire to have liquidity with respect to the shares of Parent Common Stock they receive in the Merger; and

     WHEREAS, Parent desires to grant each of the Shareholders registration rights as provided herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Holder's Agent, on behalf of the Shareholders, agree as follows:

     1. DEFINITIONS OF CERTAIN TERMS. As used herein, the following terms shall have the following meanings:

     Exchange Act: the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued thereunder, as they may, from time to time, be in effect.

     Holder: any Shareholder holding Registrable Shares and any other person or entity holding Registrable Shares to whom the registration rights granted in this Agreement have been transferred pursuant to Section 8 hereof.

     Registrable Shares: the shares of Parent Common Stock issued to the Shareholders pursuant to the Merger, and any other securities issued by Parent as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares; provided, however, Registrable Shares shall not include shares of Parent Common Stock

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     that have been registered under the Securities Act and disposed of pursuant to the registration statement used to effect such registration.

     SEC: the United States Securities and Exchange Commission, or any governmental agency succeeding to its functions.

     Securities Act: the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued thereunder, as they may, from time to time, be in effect.

Capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings given to them in the Merger Agreement.

     2. SHELF REGISTRATION. Parent agrees that (a) if the Closing Date is on or before June 10, 2000, then within one week of such Closing Date, or (b) if the Closing Date is after June 10, 2000, then within thirty days of such Closing Date, Parent shall cause to be filed a registration statement (a "Shelf Registration") on Form S-3 under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving any underwritten public offering, covering all of the Registrable Shares. Parent shall use commercially reasonable efforts thereafter (a) to cause the Shelf Registration to be declared effective by the SEC as promptly as practicable (and in all events as expeditiously as Parent would do with respect to any registration statement filed on its own account for the issuance of its own securities) and (b) subject to Section 3 hereof, to keep the Shelf Registration continuously effective until the earlier to occur of (i) the first anniversary of the Closing Date (the "Time Period") and (ii) the first date on which no Registrable Shares originally covered by the Shelf Registration shall constitute Registrable Shares (such period during which the Shelf Registration is effective is referred to herein as the "Registration Period").

     3. REGISTRATION PROCEDURES. After Parent commences the registration of the Registrable Shares pursuant to the Shelf Registration, Parent shall:

          (a) furnish to the Holders such number of copies of the Shelf Registration, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in the Shelf Registration (including any preliminary prospectus) and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Shares owned by the Holders;

          (b) use commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or "blue sky" laws of such jurisdictions as the Holder's Agent reasonably requests in writing and to do any and all other acts and things that may be reasonably necessary or advisable to register or qualify for sale in such jurisdictions the Registrable Shares owned by the Holders; provided, however, that Parent shall not be required (i) to qualify to do business in any jurisdiction where it is not then so qualified or
(ii) to consent to general service of process in any jurisdiction where it is not then so subject to service of process; and


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          (c)  use commercially reasonable efforts as promptly as practicable to cause all Registrable Shares covered by the Shelf Registration to be listed on the New York Stock Exchange and on each other securities exchange or market, if any, on which similar securities issued by Parent are then listed.

     4.   STOP ORDER; SUPPLEMENT TO THE PROSPECTUS.

          (a) Parent will notify the Holders promptly of (i) the issuance of any stop order suspending the effectiveness of the Shelf Registration or (ii) the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction. Immediately upon receipt of any such notice, the Holders shall cease to offer and sell any Registrable Shares pursuant to the Shelf Registration in the jurisdiction to which such stop order or suspension relates. Parent shall use all reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and will notify the Holders at the earliest practicable date of the date on which the Holders may offer and sell Registrable Shares pursuant to the Shelf Registration.

          (b) Parent will notify the Holders promptly of the occurrence of any event or the existence of any state of facts that, in the reasonable judgment of Parent, should be set forth in the prospectus used in connection with the Shelf Registration (the "Prospectus"). Immediately upon receipt of such notice, the Holders shall cease to offer or sell any Registrable Shares pursuant to such Prospectus, cease to deliver or use such Prospectus and, if so requested by Parent, return to Parent, at its expense, all copies (other than permanent file copies) of such Prospectus. Parent will, as soon as the information becomes available in a form such that it may be included in an amendment or supplement to the Prospectus, use all reasonable efforts to amend or supplement such Prospectus as promptly as practicable in order to set forth or reflect such event or state of facts; it being understood that in the event that Parent determines in good faith that the disclosure of such information would be seriously detrimental to Parent or its shareholders, Parent shall be permitted to delay the filing of such an amendment or supplement to the Prospectus for a period of time to extend no longer than sixty (60) days. Parent shall not exercise this delay right more than three times in any twelve month period. Parent will furnish copies of such amendment or supplement to the Prospectus to the Holders. In the event Holders are prevented from selling Registrable Shares through the Shelf Registration as a result of this Section 4(b), then the Time Period shall be extended by the number of days that such Holders are prevented from making such sales as a result of this Section 4(b).

     5.   INFORMATION CONCERNING THE HOLDERS.

          (a) The obligations of Parent to take the actions contemplated by Sections 2 and 3 hereof with respect to an offering of Registrable Shares shall be subject to the condition that each Holder shall (i) conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities and (ii) advise each underwriter, broker or dealer through which any of such Registrable Shares are offered that such Registrable Shares are part of a distribution that is subject to the prospectus delivery requirements of the


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Securities Act. Each Holder shall furnish to Parent in writing such information and furnish such documents as may be reasonably required by Parent in the preparation of (A) the Prospectus (or any amendment or supplement thereto) with respect to any offering of Registrable Shares and (B) any qualification of such Registrable Shares under state securities or "blue sky" laws pursuant to Section 3(b) hereof, and shall promptly notify Parent of the occurrence, from the date on which such information or documents are furnished to the date of the closing for the sale of such Registrable Shares, of any event relating to such Holder that is required under the Securities Act to be set forth in the Prospectus (or any amendment or supplement thereto).

          (b) At the end of the Registration Period the Holders shall discontinue sales of Registrable Shares pursuant to the Shelf Registration after Parent has given notice to the Holders of its intention to remove from registration the securities covered by the Registration Statement which remain unsold, and the Holders shall notify Parent promptly upon receipt of such notice from Parent of the number of shares of the Holders that are registered but remain unsold.

     6. EXPENSES OF REGISTRATION. Parent shall pay all reasonable expenses incident to its performance of or compliance with this Agreement and registration of Registrable Shares in connection herewith, including (a) all SEC, stock exchange or market and National Association of Securities Dealers, Inc. registration and filing fees, (b) all fees and expenses incurred in complying with securities or "blue sky" laws, (c) all printing, messenger and delivery expenses, (d) all fees and disbursements of Parent's independent public accountants and counsel, and (e) the reasonable fees and expenses of one counsel to the Holders, not to exceed $5,000 (all of such expenses herein referred to as "Registration Expenses"). The Registration Expenses shall not include any sales or underwriting discounts, commissions or fees attributable to the sale of the Registrable Shares, which shall be borne by the Holders.

     7.   INDEMNIFICATION AND CONTRIBUTION.

          (a) Parent agrees to indemnify, to the extent permitted by law and subject to the terms of this Agreement, each Holder and each person, if any, who controls such Holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Shelf Registration (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in the light of the circumstances under which they were made not misleading; provided, however, that Parent shall not be liable to any Holder and each person, if any, who controls such Holder (within the meaning of the Securities Act) to the extent that any such loss, claim, damage, liability or expense arises out of, or is based upon any untrue or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder or person furnished in writing to Parent by such Holder or person expressly for use in the preparation of the Shelf Registration (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto).


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          (b)  In connection with the Shelf Registration, each Holder will indemnify, to the extent permitted by law and subject to the terms of this Agreement, Parent, its directors, officers, employees and agents and each person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Shelf Registration (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in the light of the circumstances under which they were made not misleading, to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to Parent by such Holder expressly for use in the preparation of the Shelf Registration (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) provided that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder.

          (c) Each party entitled to indemnification under this Section 7 shall give notice to the party required to provide indemnification promptly after such indemnified party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the indemnifying party, who shall conduct the defense of such claim or litigation, shall be approved by the indemnified party (whose approval shall not be unreasonably withheld or delayed); and provided, further, that the delay or failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 7, except to the extent that the indemnifying party shall have been materially adversely affected by such delay or failure. The indemnified party may participate in such defense at such party's expense; provided, however, that the indemnifying party shall pay such expense if the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such claim or litigation resulting therefrom. No indemnified party shall consent to entry of any judgment or settle any claim or litigation without the prior written consent of the indemnifying party.

          (d) If the indemnification provided for in this Section 7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein as a result of a judicial determination that such indemnification may not be enforced in such case notwithstanding this Agreement, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expense, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any


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untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation and no Holder will be required to contribute any amount in excess of the public offering price (less underwriting discounts and selling commissions) of all such Registrable Stock offered by it pursuant to such Registration Statement.

     8. TRANSFER OF REGISTRATION RIGHTS. The registration rights of any Holder (and of any transferee of any Holder or its transferees) under this Agreement with respect to any Registrable Shares may be transferred to any transferee who
(i) acquires at least 50,000 (or, if less, all of the Registrable Shares of a Holder) of such Registrable Shares, (ii) is a partner, member or stockholder of a Holder that is a partnership, limited liability company or corporation, respectively, or (iii) is a family member of a Holder or a trust or family limited partnership controlled by a Holder; provided that Parent is given written notice by the Holder at the time of such transfer stating the name and address of the transferee and identifying the Registrable Shares with respect to which the rights under this Agreement are being assigned and such transferee executes and delivers such agreements as Parent may reasonably require in order to confirm that such transferee agrees to be bound by this Agreement.

     9. AMENDMENTS AND SUPPLEMENTS. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed by Parent and the Holder's Agent.

     10. NO WAIVER. The terms and conditions of this Agreement may be waived only by a written instrument signed by (a) the Holder's Agent in the case where a Shareholder or the Holder's Agent is waiving compliance and (b) by Parent in the case where Parent is waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     11. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, regardless of the other laws that might govern under applicable principles of conflicts of laws thereof.

     12. NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like


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notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:


To Parent:

LSI Logic Corporation
1551 McCarthy Boulevard
Milpitas, California 95035
Attn:  Vice President and General Counsel
Telephone No.:  (408) 433-7189
Facsimile No.:  (408) 433-6896

with copies to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attn: Daniel R. Mitz, Esq.
Telephone No.:  (650) 493-9300
Facsimile No.:  (650) 493-6811

and

Foley, Hoag & Eliot LLP
One Post Office Square
Boston, Massachusetts 02109
Attn: William R. Kolb, Esq.
Telephone No.:  (617) 832-1000
Facsimile No.:  (617) 832-7000


To the Holder's Agent:

Robert B. Anderson
c/o IntraServer Technology, Inc.
Seven October Hill Road
Holliston, Massachusetts  01746
Telephone No.:  (508) 429-0425
Facsimile No.:  (508) 429-0430

with a copy to:

Posternak, Blankstein & Lund, L.L.P.
100 Charles River Plaza
Boston, Massachusetts 02114
Attn:  Donald H. Siegel, P.C.
Telephone No.:  (617) 973-6100
Facsimile No.:  (617) 367-2315


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To a Holder:

At their respective addresses appearing on Parent's stock register.


with a copy to:

Posternak, Blankstein & Lund, L.L.P.
100 Charles River Plaza
Boston, Massachusetts 02114
Attn:  Donald H. Siegel, P.C.
Telephone No.:  (617) 973-6100
Facsimile No.:  (617) 367-2315


     13. CONSTRUCTION OF AGREEMENT. A reference to a Section or Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     15. ENTIRE AGREEMENT, ASSIGNABILITY, ETC. This Agreement and the Merger Agreement and the documents and other agreements among the parties hereto and thereto as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto and the Shareholders any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise, except as provided in
Section 8 hereof.

     16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

                                    * * * * *


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     IN WITNESS WHEREOF, the parties have caused this Registration Rights
Agreement to be executed as an agreement under seal as of the date first written above.

                                        LSI Logic Corporation


                                        By:  /s/ William Wuertz
                                           -------------------------------------
                                           Title:  Vice President


                                           /s/ Robert B. Anderson
                                           -------------------------------------
                                           Robert B. Anderson, as Holder's Agent


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Schedule A

                                  Shareholders

Robert B. Anderson
Rene Martinez
David W. Maruska
B. Vincent Asbridge
Jonathon Crowell
Venera J. Richey
Kestrel Venture Partners, LP
Warbros, LLC
Arthur S. Appel
Jay R. LaMarche
Eugene J. Megna
Vincent J. Panico
Frank M. Polestra
C. Walter Dick


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